Exhibit 99.1
News Release	Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

Investor Contacts	Shea Snyder Scott Coody	405 552 4782 405 552 4735

Media Contact	Chip Minty	405 228 8647

DEVON ENERGY EARNS $477 MILLION IN SECOND-QUARTER 2012; OIL PRODUCTION INCREASES 26 PERCENT

OKLAHOMA CITY—August 1, 2012—Devon Energy Corporation (NYSE:DVN) today reported net earnings of $477 million for the quarter ended June 30, 2012, or $1.18 per common share ($1.18 per diluted share). This compares with second-quarter 2011 net earnings of $2.7 billion, or $6.50 per common share ($6.48 per diluted share). A one-time gain of $2.5 billion resulting from the divestiture of assets in Brazil enhanced the company’s second-quarter 2011 earnings.

Devon’s second-quarter 2012 financial results were impacted by certain items securities analysts typically exclude from their published estimates. Adjusting for these items, the company earned $224 million or $0.55 per diluted share in the second-quarter 2012. The adjusting items are discussed in more detail later in this news release.

Strong Oil Growth Drives Production Increase

Devon continued to deliver strong oil production growth in the second-quarter 2012. In aggregate, oil production averaged 149,000 barrels per day, a 26 percent increase compared to the second-quarter 2011. This increase is largely attributable to growth from the company’s Jackfish and Permian Basin projects.

Total production of oil, natural gas and natural gas liquids averaged 679,000 oil-equivalent barrels (Boe) per day in the second quarter. A number of production interruptions primarily related to natural gas processing facilities reduced the company’s second quarter production by 16,000 Boe per day. The most significant occurrence was maintenance downtime at Devon’s Bridgeport facility in North Texas which reduced natural gas liquids production by approximately 10,000 barrels per day in the quarter. Due to the low natural gas liquids price environment, the second quarter was an opportune time for plant maintenance activities. Other minor disruptions at third-party facilities in the Permian Basin, Mid-Continent and Gulf Coast regions also contributed to the reduced volumes. In spite of these issues, which have now been resolved, companywide production increased three percent compared to the second-quarter 2011.

Permian Basin and New Ventures Activity Lead Operating Highlights

•

Permian Basin oil production increased 24 percent over the second-quarter 2011. Oil production accounted for nearly 60 percent of the 59,000 Boe per day produced in the Permian Basin during the second quarter.

•	Devon brought 19 Bone Spring wells online in the second quarter. Initial 30-day production from these wells averaged 680 Boe per day.

•

Net production from Devon’s Jackfish 1 and Jackfish 2 oil sands projects in Canada averaged a record 51,000 barrels per day in the second quarter. This represents a 63 percent increase in oil production over the year-ago quarter.

•	Construction of Devon’s third Jackfish oil sands project is now approximately 40 percent complete. Plant startup is targeted for late 2014.

•

Devon filed a regulatory application in June for the first phase of Pike, an oil sands project with gross production capacity of 105,000 barrels per day. Pike is located immediately adjacent to the company’s highly successful Jackfish projects.

•

In April, Devon closed its $2.5 billion joint venture agreement with Sinopec. The transaction price included a $900 million cash payment at closing, recovering significantly more than 100 percent of the company’s initial land and exploration costs. The remaining $1.6 billion drilling carry will fund 80 percent of the joint venture’s capital requirements over the next few years.

•	Devon continued to increase its exposure in the Mississippian oil play by adding 400,000 net acres in Oklahoma. In total, Devon now has 545,000 net acres in this emerging light-oil resource play.

•	Devon brought six operated Granite Wash wells online in the second quarter. Initial 30-day production from these wells averaged 1,270 Boe per day.

•

Net production from the Cana-Woodford Shale averaged 280 million cubic feet of natural gas equivalent per day in the second-quarter 2012. Liquids production increased 59 percent year-over-year, accounting for 30 percent of total Cana-Woodford production.

Hedges Partially Offset Lower Realizations; Devon Adds Oil and Gas Hedges

In spite of increased production over the year-ago quarter, second quarter revenues from oil, natural gas and natural gas liquids sales declined 26 percent to $1.6 billion. Lower realized prices for all three products more than offset the production increase. However, cash settlements related to oil and natural gas hedges increased revenues by $267 million or $4.33 per Boe in the second-quarter 2012.

Devon continued to add to its oil and natural gas hedge positions for the second-half 2012. The company now has 128,000 barrels of oil per day protected at a weighted average floor price of $97 per barrel. Devon also has 1.7 billion cubic feet per day protected at a weighted average floor price of $3.76. These positions represent approximately 85 percent of Devon’s forecasted oil production and roughly 65 percent of the company’s expected natural gas production for the remaining two quarters of 2012.

Marketing and midstream operating profit was $68 million in the second-quarter 2012. This compares to $148 million in the second-quarter 2011. Downtime related to a planned expansion at the company’s Gulf Coast Fractionators facility at Mont Belvieu and lower commodity prices led to the year-over-year decline. The expansion at the Gulf Coast Fractionators facility is now complete, and operations have resumed.

Higher Costs Reflect Increased Oil Activity

Lease operating expenses (LOE) totaled $513 million in the second-quarter 2012. On a unit of production basis, LOE was $8.30 per Boe, or two percent higher than the first quarter and 10 percent higher than the year-ago period. The increase in LOE reflects higher industry costs coupled with increased activity levels in oil-focused basins. In general, oil projects are more expensive to produce and have higher operating costs than gas production.

Taxes other than income decreased 16 percent to $100 million in the second-quarter 2012. Lower ad valorem and production taxes drove the year-over-year decrease.

Interest expense for the second quarter totaled $99 million, a $14 million increase over the second-quarter 2011. The increase in interest expense was attributable to higher overall debt balances.

Depreciation, depletion and amortization expense (DD&A) increased 21 percent to $11.07 per Boe compared with the second-quarter 2011. Inflation in industry costs and increased investment in oil-focused projects drove DD&A expense higher.

Second quarter general and administrative expenses (G&A) increased to $176 million, or $2.85 per Boe. Higher personnel costs were the largest contributor to the increase. Devon has increased the size of its workforce to support its expanding oil-focused exploration and development activity. Non-recurring costs associated with the implementation of the company’s new enterprise-wide software platform also contributed to the increase.

Balance Sheet and Liquidity Remain Strong

Devon generated cash flow from operations of $1.4 billion in the second-quarter 2012. In addition, the company received a $900 million cash payment from the closing of its joint venture agreement with Sinopec. At June 30, 2012, the company’s cash and short-term investments totaled $7.0 billion, and its net debt to adjusted capitalization was 14 percent.

Non-GAAP Reconciliations

Pursuant to regulatory disclosure requirements, Devon is required to reconcile non-GAAP financial measures to the related GAAP information (GAAP refers to generally accepted accounting principles). Net debt and adjusted capitalization are non-GAAP financial measures referenced within this release. Reconciliations of these non-GAAP measures are provided on page 11.

Items Excluded from Published Earnings Estimates

Devon’s reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates of the company’s financial results. The following table summarizes the effects of these items on second-quarter 2012 earnings. These adjusting items had no impact on second-quarter 2012 cash flow.

	Quarter Ended June 30, 2012
	Before-Tax	After-Tax
Net earnings (GAAP)		$477
Oil and gas derivatives	(398)	(259)
Interest rate and other financial instruments	9	6

Adjusted earnings (Non-GAAP)		$224

Diluted share count		405
Adjusted diluted earnings per share (Non-GAAP)		$0.55

Conference Call to be Webcast Today

Devon will discuss its second-quarter 2012 financial and operating results in a conference call webcast today. The webcast will begin at 10 a.m. Central Time (11 a.m. Eastern Time) and may be accessed from Devon’s home page at www.devonenergy.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential and exploration target size. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K for the fiscal year ended December 31, 2011, available from us at Devon Energy Corporation, Attn. Investor Relations, 333 West Sheridan Avenue, Oklahoma City, OK 73102-5010. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION (net of royalties)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Total Period Production:
Natural Gas (Bcf)
United States	186.6	184.6	375.1	361.4
Canada	47.2	55.7	97.9	106.9

Total Natural Gas	233.8	240.3	473.0	468.3

Oil (MMBbls)
United States	5.1	4.2	10.1	7.9
Canada	8.4	6.6	16.3	13.0

Total Oil	13.5	10.8	26.4	20.9

Natural Gas Liquids (MMBbls)
United States	8.2	8.3	17.5	15.9
Canada	1.1	0.9	2.1	1.8

Total Natural Gas Liquids	9.3	9.2	19.6	17.7

Oil Equivalent (MMBoe)
United States	44.4	43.4	90.1	84.0
Canada	17.4	16.7	34.8	32.6

Total Oil Equivalent	61.8	60.1	124.9	116.6

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Average Daily Production:
Natural Gas (MMcf)
United States	2,050.2	2,028.7	2,061.0	1,996.6
Canada	519.1	612.3	537.8	590.7

Total Natural Gas	2,569.3	2,641.0	2,598.8	2,587.3

Oil (MBbls)
United States	56.1	46.5	55.4	43.6
Canada	92.5	71.9	89.9	71.9

Total Oil	148.6	118.4	145.3	115.5

Natural Gas Liquids (MBbls)
United States	90.0	91.8	96.1	88.0
Canada	12.0	9.8	11.7	9.8

Total Natural Gas Liquids	102.0	101.6	107.8	97.8

Oil Equivalent (MBoe)
United States	487.9	476.3	495.0	464.3
Canada	191.0	183.8	191.2	180.2

Total Oil Equivalent	678.9	660.1	686.2	644.5

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

BENCHMARK PRICES

	Quarter Ended June 30,		Six Months Ended June 30,
(average prices)	2012	2011	2012	2011
Natural Gas ($/Mcf)—Henry Hub	$2.21	$4.32	$2.47	$4.21
Oil ($/Bbl)—West Texas Intermediate (Cushing)	$93.48	$102.60	$98.18	$98.35

REALIZED PRICES

	Quarter Ended June 30, 2012
	Oil (Per Bbl)	Gas (Per Mcf)	NGLs (Per Bbl)	Total (Per Boe)
United States	$88.74	$1.72	$29.50	$22.86
Canada	$54.88	$1.91	$45.87	$34.66

Realized price without hedges	$67.67	$1.76	$31.42	$26.18
Cash settlements	$4.17	$0.90	$—	$4.33

Realized price, including cash settlements	$71.84	$2.66	$31.42	$30.51

	Quarter Ended June 30, 2011
	Oil	Gas	NGLs	Total
	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)
United States	$98.28	$3.72	$40.43	$33.19
Canada	$73.65	$4.08	$58.80	$45.55

Realized price without hedges	$83.31	$3.80	$42.20	$36.63
Cash settlements	$(1.49)	$0.31	$0.05	$0.99

Realized price, including cash settlements	$81.82	$4.11	$42.25	$37.62

	Six Months Ended June 30, 2012
	Oil (Per Bbl)	Gas (Per Mcf)	NGLs (Per Bbl)	Total (Per Boe)
United States	$93.98	$2.00	$31.56	$24.98
Canada	$58.47	$2.24	$49.92	$36.83

Realized price without hedges	$72.02	$2.05	$33.55	$28.28
Cash settlements	$1.92	$0.79	$0.01	$3.40

Realized price, including cash settlements	$73.94	$2.84	$33.56	$31.68

	Six Months Ended June 30, 2011
	Oil (Per Bbl)	Gas (Per Mcf)	NGLs (Per Bbl)	Total (Per Boe)
United States	$93.84	$3.61	$38.04	$31.53
Canada	$67.29	$4.05	$56.49	$43.23

Realized price without hedges	$77.32	$3.71	$39.90	$34.80
Cash settlements	$(1.00)	$0.35	$0.06	$1.25

Realized price, including cash settlements	$76.32	$4.06	$39.96	$36.05

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2012	2011	2012	2011
Revenues:
Oil, gas and NGL sales	$1,617	$2,200	$3,532	$4,060
Oil, gas and NGL derivatives	665	416	810	248
Marketing and midstream revenues	277	604	714	1,059

Total revenues	2,559	3,220	5,056	5,367

Expenses and other, net:
Lease operating expenses	513	453	1,027	877
Marketing and midstream operating costs and expenses	209	456	534	789
Depreciation, depletion and amortization	684	550	1,364	1,056
General and administrative expenses	176	135	344	265
Taxes other than income taxes	100	120	202	228
Interest expense	99	85	186	166
Restructuring costs	—	6	—	1
Other, net	44	37	54	27

Total expenses and other, net	1,825	1,842	3,711	3,409

Earnings from continuing operations before income taxes	734	1,378	1,345	1,958
Current income tax expense (benefit)	31	36	49	(53)
Deferred income tax expense	226	1,158	405	1,438

Earnings from continuing operations	477	184	891	573
Earnings (loss) from discontinued operations, net of tax	—	2,559	(21)	2,586

Net earnings	$477	$2,743	$870	$3,159

Basic net earnings per share:
Basic earnings from continuing operations per share	$1.18	$0.44	$2.20	$1.35
Basic earnings (loss) from discontinued operations per share	—	6.06	(0.05)	6.09

Basic net earnings per share	$1.18	$6.50	$2.15	$7.44

Diluted net earnings per share:
Diluted earnings from continuing operations per share	$1.18	$0.43	$2.20	$1.34
Diluted earnings (loss) from discontinued operations per share	—	6.05	(0.05)	6.07

Diluted net earnings per share	$1.18	$6.48	$2.15	$7.41

Weighted average common shares outstanding:
Basic	404	422	404	425
Diluted	405	423	405	426

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarter Ended June 30,		Six Months Ended June 30,
(in millions)	2012	2011	2012	2011
Cash flows from operating activities:
Net earnings	$477	$2,743	$870	$3,159
Loss (earnings) from discontinued operations, net of tax	—	(2,559)	21	(2,586)
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities:
Depreciation, depletion and amortization	684	550	1,364	1,056
Deferred income tax expense	226	1,158	405	1,438
Unrealized change in fair value of financial instruments	(384)	(327)	(362)	(74)
Other noncash charges	60	46	114	82

Net cash from operating activities before balance sheet changes	1,063	1,611	2,412	3,075
Net decrease (increase) in working capital	343	82	22	(89)
Decrease in long-term other assets	15	49	3	45
(Decrease) increase in long-term other liabilities	5	(178)	(11)	(201)

Cash from operating activities—continuing operations	1,426	1,564	2,426	2,830
Cash from operating activities—discontinued operations	—	(14)	26	(20)

Net cash from operating activities	1,426	1,550	2,452	2,810

Cash flows from investing activities:
Capital expenditures	(2,179)	(1,893)	(4,267)	(3,720)
Purchases of short-term investments	(644)	(2,884)	(1,471)	(4,520)
Redemptions of short-term investments	982	1,153	2,030	1,298
Proceeds from property and equipment divestitures	864	—	864	5
Other	15	(23)	14	(32)

Cash from investing activities—continuing operations	(962)	(3,647)	(2,830)	(6,969)
Cash from investing activities—discontinued operations	—	3,222	58	3,170

Net cash from investing activities	(962)	(425)	(2,772)	(3,799)

Cash flows from financing activities:
Proceeds from borrowings of long-term debt, net of issuance costs	2,465	—	2,465	—
Net short-term (repayments) borrowings	(1,855)	1,143	(1,498)	2,340
Credit facility borrowings	—	—	750	—
Credit facility repayments	(750)	—	(750)	—
Proceeds from stock option exercises	2	8	22	96
Repurchases of common stock	—	(584)	—	(1,290)
Dividends paid on common stock	(82)	(72)	(162)	(140)
Excess tax benefits related to share-based compensation	—	3	1	12

Net cash from financing activities	(220)	498	828	1,018

Effect of exchange rate changes on cash	29	12	38	32

Net increase in cash and cash equivalents	273	1,635	546	61
Cash and cash equivalents at beginning of period	5,828	1,716	5,555	3,290

Cash and cash equivalents at end of period	$6,101	$3,351	$6,101	$3,351

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED BALANCE SHEETS

(in millions)	June 30, 2012	December 31, 2011
Current assets:
Cash and cash equivalents	$6,101	$5,555
Short-term investments	944	1,503
Accounts receivable	1,005	1,379
Other current assets	1,167	868

Total current assets	9,217	9,305

Property and equipment, at cost:
Oil and gas, based on full cost accounting:
Subject to amortization	64,965	61,696
Not subject to amortization	4,062	3,982

Total oil and gas	69,027	65,678
Other	5,545	5,098

Total property and equipment, at cost	74,572	70,776
Less accumulated depreciation, depletion and amortization	(47,331)	(46,002)

Property and equipment, net	27,241	24,774

Goodwill	6,007	6,013
Other long-term assets	1,005	1,025

Total assets	$43,470	$41,117

Current liabilities:
Accounts payable	$1,510	$1,471
Revenues and royalties payable	591	678
Short-term debt	2,148	3,811
Other current liabilities	712	778

Total current liabilities	4,961	6,738

Long-term debt	8,455	5,969
Asset retirement obligations	1,942	1,496
Other long-term liabilities	799	721
Deferred income taxes	5,088	4,763
Stockholders’ equity:
Common stock	40	40
Additional paid-in capital	3,604	3,507
Retained earnings	17,016	16,308
Accumulated other comprehensive earnings	1,565	1,575

Total stockholders’ equity	22,225	21,430

Total liabilities and stockholders’ equity	$43,470	$41,117

Common shares outstanding	405	404

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

COMPANY OPERATED RIGS

	As of June 30,
	2012	2011
Number of Company Operated Rigs Running:
United States	63	69
Canada	5	3

Total	68	72

KEY OPERATING STATISTICS BY REGION

	Quarter Ended June 30, 2012
	Avg. Production	Operated Rigs at	Gross Wells
	(MBOED)	June 30, 2012	Drilled
Barnett Shale	219.9	10	89
Canadian Oilsands—Jackfish / Pike	51.1	1	3
Cana-Woodford Shale	46.7	15	36
Granite Wash	18.7	3	12
Gulf Coast / East Texas	61.6	6	10
Lloydminster	38.5	2	10
Permian Basin	58.7	20	62
Rocky Mountains	59.1	5	7
Other	124.6	6	10

Total	678.9	68	239

CAPITAL EXPENDITURES (in millions)

	Quarter Ended June 30, 2012
	United States	Canada	Total
Exploration	$703	59	$762
Development	1,050	260	1,310

Exploration and development capital	$1,753	319	$2,072
Capitalized G&A			92
Capitalized interest			8
Midstream capital			116
Other capital			80

Total Continuing Operations			$2,368
Discontinued operations			—

Total Operations			$2,368

CAPITAL EXPENDITURES (in millions)

	Six Months Ended June 30, 2012
	United States	Canada	Total
Exploration	$913	204	$1,117
Development	1,989	578	2,567

Exploration and development capital	$2,902	782	$3,684
Capitalized G&A			182
Capitalized interest			18
Midstream capital			227
Other capital			204

Total Continuing Operations			$4,315
Discontinued operations			13

Total Operations			$4,328

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

NON-GAAP FINANCIAL MEASURES

The United States Securities and Exchange Commission has adopted disclosure requirements for public companies such as Devon concerning Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles). The company must reconcile the Non-GAAP financial measure to related GAAP information. Devon believes that using net debt for the calculation of “net debt to adjusted capitalization” provides a better measure than using debt. Devon defines net debt as debt less cash, cash equivalents and short-term investments. Devon believes that netting these sources of cash against debt provides a clearer picture of the future demands on cash to repay debt.

RECONCILIATION TO GAAP INFORMATION

	June 30,
(in millions)	2012	2011
Total debt (GAAP)	$10,603	$7,930
Adjustments:
Cash and short-term investments	7,045	6,718

Net debt (Non-GAAP)	$3,558	$1,212

Total debt	$10,603	$7,930
Stockholders’ equity	22,225	21,428

Total capitalization (GAAP)	$32,828	$29,358

Net debt	$3,558	$1,212
Stockholders’ equity	22,225	21,428

Adjusted capitalization (Non-GAAP)	$25,783	$22,640